Exhibit 10(b)
Transaction

Date:	28 September, 2006

To:	Campbell Soup Company
1 Campbell Place, Box 29D
Camden, NJ 08103

Attention: William J. O’Shea — Vice President — Treasurer
Facsimile: (856) 342-4807
Telephone: (856) 342-3946

From:	Lehman Brothers Finance S.A.
c/o Lehman Brothers, Inc
Andrew Yare — Transaction Management Group
Facsimile: 646-885-9546 (United States of America)
Telephone: 212-526-9986

Ref. Numbers:	Risk ID: [] / Effort ID: N[] / Global Deal ID: []
Dear Sir or Madam:
The purpose of this communication (this “Confirmation”) is to confirm the terms and conditions of the transaction (the “Transaction”) entered into between Lehman Brothers Finance S.A. (“Party A”) and Campbell Soup Company (“Party B”) on the Trade Date specified below. This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below. This Confirmation is sent on behalf both Party A and Lehman Brothers Inc. (“LBI”).
This Confirmation evidences a complete and binding agreement between Party A and Party B as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency-Cross Border) (the “Agreement”) as if we had executed an agreement in such form (but without any Schedule) on the Trade Date of the Transaction. In the event of any inconsistency between the provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction.
The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation will govern. The Transaction shall constitute a Share Forward Transaction for the purposes of the Equity Definitions. Transaction payments made subsequent to the Initial Share Purchase (as defined below) are intended to be in substance and effect an adjustment to the Initial Share Purchase Amount.
The terms of the Transaction to which this Confirmation relates are as follows:

Agent:	LBI is acting as agent on behalf of Party A and Party B for the Transaction. LBI has no obligations, by guarantee, endorsement or otherwise, with respect to the performance of the Transaction by either party.

Trade Date:	September 28, 2006

Buyer:	Party B

Seller:	Party A

Shares:	Capital stock, par value $0.0375 per share, of Party B, Ticker Symbol: (“CPB”)

Number of Shares:	8,344,923

Initial Share Purchase:	On the Initial Purchase Settlement Date, Party A shall deliver to Party B the Number of Shares and Party B will pay to Party A an amount equal to the product of the Number of Shares multiplied by the Initial Purchase Price (the “Initial Share Purchase Amount”).

Initial Purchase Price:	USD 35.95

Initial Purchase Settlement Date:	One Scheduled Trading Day immediately following the Trade Date.

Prepayment:	Not Applicable

Variable Obligation:	Not Applicable

Exchange:	New York Stock Exchange

Related Exchange:	None

Transaction Fee:	Party B shall pay to Party A a fee equal to the product of (i) the Number of Shares multiplied by (ii) USD 0.02. The Transaction Fee shall be payable by Party B on the Initial Purchase Settlement Date.

Valuation:

Trading Period:	The period of consecutive Trading Days from, and including, the first Scheduled Trading Day immediately following the last day of the Initial Hedge Period, as such term is defined in the Confirmation between Party A and Party B dated September 28, 2006 evidencing the collared accelerated share repurchase transaction to, and including, the Exchange Business Day on which the Daily Share Balance is first reduced to zero.

Trading Day:	Any Scheduled Trading Day that is not a Disrupted Day.

Disrupted Day:	The definition of “Disrupted Day” in Section 6.4 of the Equity Definitions shall be amended by adding the following sentence after the first sentence: “A Scheduled Trading Day on which the Exchange fails to open during its regular trading session will not be a Disrupted Day if the Calculation Agent determines that such failure will not have a material impact on Party A’s ability to purchase the relevant Number of Daily Reference Shares.” Calculation Agent shall notify Party A and Party B of any determination that such failure did not have a material impact on Party A’s ability to purchase the relevant Number of Daily Reference Shares prior to 9:00 A.M. (New York time) on the Scheduled Trading

Day immediately following such determination.

Valuation Time:	The close of trading on the Exchange, without regard to extended trading hours.

Valuation Date:	The last Trading Day of the Trading Period.

Settlement Terms:

Settlement Method Election:	Applicable; provided that references in the Equity Definitions to “Physical Settlement” shall be deemed to be references to “Net Share Settlement” as defined herein.

Electing Party:	Party B

Settlement Method Election Date:	Three Scheduled Trading Days prior to June 29, 2007; provided that such date shall be delayed by the number of Disrupted Days occurring during the period beginning on, and including, the first Schedule Trading Day immediately following the Trade Date and ending on, but excluding, the Valuation Date.

Default Settlement Method:	Net Share Settlement

Cash Settlement Terms:

Cash Settlement:	If Cash Settlement is Applicable, Section 8.4(a) of the Equity Definitions shall govern and be applicable to the Transaction.

Settlement Currency:	USD

Settlement Price:	The quotient of (i) the Cost of Reference Shares divided by (ii) the Number of Reference Shares.

Forward Cash Settlement Amount:	Notwithstanding anything contained in Section 8.5 of the Equity Definitions, the Forward Cash Settlement Amount shall be equal to (a) the Initial Share Purchase Amount minus (b) the Cost of Reference Shares plus (c) the Adjustment Amount minus (d) the Adjustment Payment.

Cash Settlement Payment Date:	Three Currency Business Days immediately following the Valuation Date.

Adjustment Amount:	For any day, the sum of the Daily Adjustment Amounts for all days immediately preceding, and including, such day.

Daily Adjustment Amount:	An amount calculated on a daily basis during the period from, and including, the Initial Purchase Settlement Date to, and including, the Settlement Date equal to, for each day in such period, the product of (i) the sum of (A) the Daily Balance for such day plus (B) the previous day’s Adjustment Amount, multiplied by (ii) the Daily Adjustment Rate on such day; provided that, on the Valuation Date, the Calculation Agent shall calculate the Daily Adjustment Amounts for the period from, and including, the Valuation Date to, and including, the Settlement Date. For the avoidance of doubt, the Adjustment Amount on the day prior to the Initial Purchase Settlement Date shall be zero.

Daily Adjustment Rate:	The quotient of (A) (i) FED-FUNDS minus 25 basis points divided by (ii) 360 if the sum of the Daily Balance and the Adjustment Amount is positive, and (B) (i) FED-FUNDS plus 25 basis points divided by (ii) 360 if the sum of the Daily Balance and the Adjustment Amount is negative.

Cost of Reference Shares:	An amount calculated on a daily basis during the Trading Period equal to the sum of the Daily Cost of Repurchase Shares for all Trading Days during the Trading Period up to and including such day.

Daily Cost of Reference Shares:	For each Trading Day during the Trading Period, an amount equal to the product of (i) the 10b-18 VWAP for such Trading Day multiplied by (ii) the Number of Daily Reference Shares for such Trading Day. For each day prior to the first Trading Day of the Trading Period, the Daily Cost of Reference Shares shall be zero.

Number of Daily Reference Shares:	For each Trading Day during the Trading Period, an amount equal to the least of (A) 48,237 Shares, (B) 40% of the number of Shares that Party A is permitted to purchase on any Exchange Business Day in compliance with the limitation set forth in clause (b)(4) of Rule 10b-18 (as defined below), (C) 20% of such Trading Day’s daily trading volume in the Shares on the Exchange and (D) the Daily Share Balance on the day immediately preceding such Trading Day. For each day prior to the first Trading Day of the Trading Period, the Number of Daily Reference Shares shall be equal to zero.

10b-18 VWAP:	For any Trading Day that is not a Disrupted Day, the 10b-18 volume-weighted average price at which the Shares trade as reported in the composite transactions for the principal United States securities exchange on which such Shares are then listed (or, if applicable, the Successor Exchange), as determined by referring to the Bloomberg Page “CPB.N <Equity> AQR SEC” (or any successor thereto), absent manifest error. For any Trading Day that is a Disrupted Day or for any Trading Day that is not a Disrupted Day but on which a manifest error occurs with respect to the Bloomberg Page specified above, an amount determined in good faith by the Calculation Agent as 10b-18 VWAP.

Daily Balance:	An amount calculated on a daily basis during the period from, and including, the Initial Purchase Settlement Date to, and including, the Valuation Date, equal to the difference between (i) the Initial Share Purchase

Amount minus (ii) the Cost of Reference Shares as of such day. For the avoidance of doubt, the Cost of Reference Shares for the period from, and including, the Initial Purchase Settlement Date to, but excluding, the first Trading Day of the Trading Period shall be zero.

Daily Share Balance:	On any day during the period from, and including, the Initial Purchase Settlement Date to, and including, the Valuation Date, the difference between (i) the Number of Shares and (ii) the sum of the Number of Daily Reference Shares for each Trading Day during the period from, and including, the Initial Purchase Settlement Date to, and including, such day (the “Number of Reference Shares”).

Net Share Settlement Terms:

Net Share Settlement:	If Party B elects Net Share Settlement under the Settlement Method Election and the Forward Cash Settlement Amount is (i) a positive number, “Net Share Settlement by Party A” below shall apply, or (ii) a negative number, “Net Share Settlement by Party B” below shall apply. For the avoidance of doubt, any Shares delivered hereunder shall be free and clear of any lien, charge, claim or encumbrance.

Net Share Settlement By Party A:	On a day that is three Scheduled Trading Days after the completion of the Net Share Settlement Period (the “Refund Share Settlement Date”) Party A shall deliver to Party B a number of Shares (the “Refund Shares”) equal to the Forward Cash Settlement Amount divided by the volume weighted average price at which Party A purchased the Refund Shares. No fractional Shares shall be delivered in connection with Net Share Settlement by Party A, and the value of any fractional Share otherwise deliverable shall be paid in cash to Party B on the Refund Share Settlement Date (such value to be determined by multiplying such fractional Share by the Relevant Price on the last Exchange Business Day of the Net Share Settlement Period).

Net Share Settlement Period:	The period during which Party A makes purchases of the Refund Shares, commencing on the Scheduled Trading Day immediately following the Trading Period and ending on the Scheduled Trading Day on which Party A completes its purchases of the Refund Shares.

For each Trading Day during the Net Share Settlement Period, Party A shall repurchase a number of Refund Shares equal to the least of (A) 48,237 Shares, (B) 40% of the number of Shares that Party A is permitted to purchase on any Exchange Business Day in compliance with the limitation set forth in clause (b)(4) of Rule 10b-18 (as defined below), (C) 20% of such day’s daily trading volume in the Shares on the Exchange and (D) the Daily Share Balance on the day immediately preceding such Trading Day.

Net Share Settlement Price:	The closing price per Share as quoted by the Exchange at the Valuation Time on the Valuation Date.

Net Share Settlement by Party B:	Party B shall deliver an initial number of Shares on the Settlement Date as determined by the following formula (the “Net Settlement Shares”):
s

p

Where,

s = the absolute value of the Forward Cash Settlement Amount; and

p = the Net Share Settlement Price;

provided, however, that if the Net Settlement Shares delivered under a Net Share Settlement election (and any Make-Whole Shares, as such term is defined below) are not Free Shares or if the parties have not entered into an Underwriting Agreement, p shall be the price determined by the Calculation Agent. No fractional Shares shall be delivered in connection with Net Share Settlement by Party B, and the value of any fractional Share otherwise deliverable shall be rounded down to the nearest whole Share.

Party B has the right to elect that the Net Settlement Shares (and any Make-Whole Shares) shall be (i) fully registered, for resale by Party A (or an affiliate thereof) (“Free Shares”) with such election being conditional upon the execution and delivery of an agreement between Party B and Party A of reasonable and customary underwriting terms including but not limited to indemnification, contribution and due diligence (the “Underwriting Agreement”), or (ii) unregistered Shares (“Restricted Shares”).

On the Valuation Date a balance (the “Settlement Balance”) shall be established with an initial balance equal to the absolute value of the Forward Cash Settlement Amount. Following the sale of the Net Settlement Shares by Party A, the Settlement Balance shall be reduced by an amount equal to the aggregate proceeds received by Party A upon the sale of the Net Settlement Shares. If following the sale of some but not all of the Net Settlement Shares the Settlement Balance has been reduced to zero, no additional Net Settlement Shares shall be sold by Party A and Party A shall redeliver to Party B any remaining Net Settlement Shares. If following the sale of the Net Settlement

Shares the Settlement Balance has not been reduced to zero, then Party B shall (i) promptly deliver to Party A an additional number of Shares (the “Make-Whole Shares”) equal to (x) the Settlement Balance as of such date divided by (y) the closing price per Share on the Exchange on the Exchange Business Day immediately preceding the date such Shares are delivered, or, if the Make-Whole Shares are not Free Shares or if the parties have not entered into an Underwriting Agreement with respect to such Make-Whole Shares, the price determined by Party A in a commercially reasonable manner (the “Make-Whole Price”) or (ii) promptly deliver to Party A cash in an amount equal to the then remaining Settlement Balance. This provision shall be applied successively until the Settlement Balance is reduced to zero.

Adjustment Payment:	An amount, as determined on the Valuation Date, equal to the sum, for each Adjustment Payment Reference Date that occurs during the Trading Period, of an amount equal to the product of (i) USD 0.20, multiplied by (ii) the Daily Share Balance as of the opening of trading on the Exchange on the third Scheduled Trading Day immediately preceding such Adjustment Payment Reference Date, multiplied by (iii) the sum of (A) one plus (B) the product of (x) the sum of FED-FUNDS (determined as of the Adjustment Payment Calculation Date to which the relevant Adjustment Payment Reference Date relates) plus 25 basis points, multiplied by (y) the quotient of the number of days from and including such Adjustment Payment Calculation Date to and including the expected Valuation Date, divided by 360.

“Adjustment Payment Calculation Date” shall mean each of October 30, 2006, January 29, 2007, April 30, 2007 and July 30, 2007. “Adjustment Payment Reference Date” shall mean each of October 9, 2006 (in the case of the October 30, 2006 Adjustment Payment Calculation Date), January 2, 2007 (in the case of the January 29, 2007 Adjustment Payment Calculation Date), April 9, 2007 (in the case of the April 30, 2007 Adjustment Payment Calculation Date) and July 9, 2007 (in the case of the July 30, 2007 Adjustment Payment Calculation Date).

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Consequences of Merger Events:

Share-for-Share:	Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment

Share-for-Combined:	Component Adjustment

Tender Offer:	Not Applicable

New Shares:	The definition of “New Shares” in Section 12.1 of the Equity Definitions shall be amended by deleting subsection (i) in its entirety and replacing it with the following: “(i) publicly quoted, traded or listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Stock Market LLC (or their respective successors) and”.

Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:	Cancellation and Payment

Delisting:	The definition of “Delisting” in Section 12.6 of the Equity Definitions shall be deleted in its entirety and replaced with the following: ‘“Delisting” means that the Exchange announces that pursuant to the rules of such Exchange, the Shares cease (or will cease) to be listed, traded or publicly quoted on the Exchange for any reason (other than a Merger Event or Tender Offer) and are not immediately re-listed, re-traded or re-quoted on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Stock Market LLC (or their respective successors)”.

Additional Disruption Events:

Change in Law:	Applicable

Insolvency Filing:	Applicable

The definition of “Insolvency Filing” in Section 12.9 of the Equity Definitions shall be amended by deleting the clause “provided that such proceedings instituted or petitions presented by creditors and not consented to by Party B shall not be deemed an Insolvency Filing” at the end of such definition and replacing it with the following: “; or it has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by a creditor and such proceeding is not dismissed, discharged, stayed or restrained in each case within fifteen (15) days of the institution or presentation thereof.”

Increased Cost of Stock Borrow:	Applicable

Section 12.9(a)(viii) of the Equity Definitions shall be

deleted in its entirety and replaced with the following:

“Increased Cost of Stock Borrow” means that the Hedging Party would earn a Stock Collateral Rate that is less than the Initial Stock Loan Rate. For greater certainty, the Stock Collateral Rate will be deemed to be less than the Initial Stock Loan Rate if the spread below the applicable floating rate increases.

Section 12.9 (b)(v) of the Equity Definitions is amended by deleting all references to “a rate equal to or less than the Initial Stock Loan Rate” and replacing them with “a Stock Collateral Rate that is equal to or greater than the Initial Stock Loan Rate”.

“Stock Collateral Rate” means the rate of return on collateral posted in connection with any Shares borrowed in connection with the Transaction, net of any costs or fees (including, for greater certainty, any lender’s borrow fees).

Initial Stock Loan Rate:	FED-FUNDS minus 25 basis points, as adjusted by the Calculation Agent to reflect any subsequent Price Adjustment (as such term is defined in the Equity Definitions) due to an Increased Cost of Stock Borrow.

FED-FUNDS:	For any day, the rate set forth for such day opposite the caption “Federal funds”, as such rate is displayed on the page “FedsOpen <Index> <GO>” on the BLOOMBERG Professional Service, or any successor page; provided that if no rate appears for any day on such page, the rate for the immediately preceding day for which a rate does so appear shall be used for such day.

Hedging Party:	Party A

Determining Party:	Party A shall be the Determining Party in connection with all Extraordinary Events.

Acknowledgments:

Non-Reliance:	Applicable

Agreements and Acknowledgments	Applicable
Regarding Hedging Activities:

Additional Acknowledgments:	Applicable

Miscellaneous:

Bankruptcy Code:	Without limiting any other protections under the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), the parties hereto intend for:

(a) The Transaction and the Agreement to be a “swap agreement” as defined in the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 560, 561 and 562 of the Bankruptcy Code.

(b) A party’s right to liquidate the Transaction, to offset or net termination values, payment amounts or other transfer obligations and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement or the Transaction to constitute a “contractual right” as described in Sections 560 and 561 of the Bankruptcy Code.

(c) Any cash, securities or other property provided as performance assurance, credit support or collateral with respect to the Transaction or the Agreement to constitute “transfers” under a “swap agreement” as defined in the Bankruptcy Code.

(d) All payments for, under or in connection with the Transaction or the Agreement, all payments for any securities or other assets and the transfer of such securities or other assets to constitute “transfers” under a “swap agreement” as defined in the Bankruptcy Code.

Additional Representations, Warranties and Agreements of Party B:	In addition to the representations, warranties and agreements set forth in the Agreement and elsewhere in this Confirmation, Party B further represents, warrants and agrees that:

(a) (i) It is not entering into the Transaction on behalf of or for the account of any other person or entity, and will not transfer or assign its obligations under the Transaction or any portion of such obligations to any other person or entity except in compliance with applicable laws and the terms of the Transaction; (ii) it has provided to LBI, as agent for Party A, financial and other information concerning its investment objectives and risk tolerance, which information is contained in its LBI account documentation, and has not been rendered misleading or obsolete; (iii) it understands that the Transaction is subject to complex risks which may arise without warning, may at times be volatile, and that losses may occur quickly and in unanticipated magnitude; (iv) it is authorized to enter into the Transaction and such action does not violate any laws of its jurisdiction of organization or residence (including, but not limited to, any applicable position or exercise limits set by any self-regulatory organization, either acting alone or in concert with others) or the terms of any agreement to which it is a party; (v) it has consulted with its legal advisor(s) and has reached its own conclusions about the Transaction, and any legal, regulatory, tax, accounting or economic consequences arising from the Transaction; and (vi) it has concluded that the Transaction is suitable in light of its own investment objectives, financial capabilities and expertise.

(b) At all times until termination of the Transaction, Party B is an “eligible contract participant” as the term is defined in Section 1a(12) of the Commodity Exchange Act, as amended.

(c) Neither Party A nor any of its affiliates has advised Party B with respect to any legal, regulatory, tax, accounting or economic consequences arising from the Transaction, and neither Party A nor any of its affiliates is acting as agent (other than LBI as dual agent if specified above), or advisor for Party B in connection with the Transaction;

(d) Party B is not on the date hereof, in possession of any material non-public information regarding Party B.

“Material” information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold any securities of Party B.

(e) Each of its required filings under all applicable securities laws have been filed.

(f) Party B is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares), to manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or to facilitate a distribution of Shares (or any security convertible into or exchangeable for Shares),

(g) Party B shall not be entitled to elect Cash Settlement or Net Share Settlement if prior to such election Party B has entered into any obligation that would contractually limit it from effecting Cash Settlement or Net Share Settlement under the Transaction.

(h) It is not, and, after giving effect to the transactions contemplated hereby will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

Additional Termination Events:	Notwithstanding any other provision hereof, if on any day occurring after the Trade Date Party B declares a distribution, issue or dividend to existing holders of the Shares with a record date on or prior to the Valuation

Date of (i) an extraordinary cash dividend, (ii) a regular quarterly cash dividend (A) in an amount greater than USD 0.20 per Share per quarter (quarterly dividends in such amounts, “Regular Quarterly Dividend”) or (B) with a record date five or more Exchange Business Days prior to or after the expected record dates for such Regular Quarterly Dividends (currently expected to occur on October 9, 2006, January 2, 2007, April 9, 2007 and July 9, 2007), (iii) securities or share capital of another issuer acquired or owned (directly or indirectly) by Party B as a result of a spin-off or other similar transaction or (iv) any other type of securities (other than Shares, which may constitute a Potential Adjustment Event), rights or warrants or other assets, in any case for payment (cash or other consideration) at less than the prevailing market price as determined by the Calculation Agent then Party A shall have the right to designate any Scheduled Trading Day to be the last day of the Trading Period on at least one Scheduled Trading Day’s notice. Upon the designation of such day, (i) the “Initial Share Purchase Amount” shall be deemed to equal the product of (A) the Number of Reference Shares as of the Scheduled Trading Day designated as the last day of the Trading Period multiplied by (B) the Initial Purchase Price, (ii) the “Number of Shares” shall be deemed to equal the Number of Reference Shares as of the Scheduled Trading Day designated as the last day of the Trading Period, (iii) the “Valuation Date” shall be deemed the Scheduled Trading Day designated as the last day of the Trading Period and (iv) Party A or Party B, as the case may be, shall make the payments or deliveries due hereunder in respect of the Transaction with terms modified as described in the immediately preceding clauses (i) through (iii). In addition, upon such designation by Party A, Party A shall deliver to Party B an amount equal to the Initial Purchase Price multiplied by the Daily Share Balance as of such day, and Party B shall deliver to Party A either (A) a number of Free Shares equal to the Daily Share Balance on such day, (B) a number of Restricted Shares with an equivalent value, as determined by the Calculation Agent, to a number of Free Shares equal to the Daily Share Balance on such day or (C) an amount of cash necessary for Party A to purchase Shares equal to the Daily Share Balance in compliance with all applicable laws and regulations.

Additional Provisions:	If Party B elects for Net Share Settlement to apply, Party B may deliver Free Shares in respect of its settlement obligation only if the following conditions have been satisfied (the “Registration Provisions”):

(i) a registration statement (which may be a shelf registration statement filed pursuant to Rule 415 under the Securities Act of 1933) covering public resale by Party A (or an affiliate thereof) of any Shares (including any Make-Whole Shares) delivered by Party B to Party A under a Net Share Settlement election (“Settlement Shares”) shall have been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”) no later than one Exchange Business Day prior to the Valuation Date, and such Registration Statement continues to be in effect at all times to and including the date that Party A or its affiliate(s) has fully and finally sold any Settlement Shares hereunder;

(ii) the contents of such registration statement and of any prospectus supplement to the prospectus included therein (including, without limitation, any sections describing the plan of distribution) shall be reasonably satisfactory to Party A;

(iii) Party A shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Party B customary in scope for transactions pursuant to which Party A (or an affiliate thereof) acts as an underwriter of equity securities and the results of such investigation are satisfactory to Party A, in its reasonable discretion; and

(iv) as of the Valuation Date, an Underwriting Agreement shall have been entered into with Party A in connection with the public resale of the Settlement Shares by Party A (or an affiliate thereof).

Notwithstanding the foregoing, if Party B elects for Net Share Settlement to apply and Party B delivers Restricted Shares in respect of its settlement obligation, Party A shall attempt to sell the Net Settlement Shares, if any, pursuant to an exemption from registration under the Securities Act by soliciting bids from interested parties in a manner exempt from registration. Party B acknowledges and agrees that if it issues Settlement Shares to Party A that are Restricted Shares, the number of Shares to be delivered shall be greater than the number of Free Shares that would need to be delivered.

Maximum Number of Shares:	The number of Shares that may be issued at settlement, or otherwise, by Party B pursuant to the Transaction will be limited to the total Shares authorized but not outstanding, reduced by the total amount of contingently issuable Shares. In any event, the number of Shares issuable by Party B at settlement shall not exceed 25,000,000 Shares. If the number of Shares to be issued at settlement by Party B exceeds the limit in the preceding sentences, Party B will use its best efforts to obtain all necessary approvals to issue additional Shares to enable it to satisfy all obligations hereunder.

Company Purchases:	Without the prior written consent of Party A, which shall not be unreasonably delayed or denied, Party B shall not (except through Party A or an affiliate thereof), and shall cause its affiliated purchasers (as defined in Rule 10b-18 of the Exchange Act) not to, directly or indirectly (including by means of a derivative instrument) enter into any transaction to purchase any Shares during the Trading Period and thereafter until all payments or deliveries hereunder have been made.

Set-Off and Netting:	Each party hereto agrees not to set-off or net amounts due from the other party hereto with respect to the Transaction hereunder against amounts due from such other party to such party under obligations other than Equity Contracts. Section 2(c) of the Agreement as it applies to payments due with respect to the Transaction hereunder shall remain in effect and is not subject to the first sentence of this provision. In addition, upon the occurrence of an Event of Default or Termination Event with respect to a party hereto as the Defaulting Party or the Affected Party (“X”), the other party hereto (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X under an Equity Contract owed to Y (or any Affiliate of Y) (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y (or any Affiliate of Y) under an Equity Contract owed to X (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation). Y will give notice to the other party of any set-off or application effected under this provision. “Equity Contract” shall mean for purposes of this provision any transaction relating to Shares between X and Y (or any Affiliate of Y) that qualifies as ‘equity’ under applicable accounting rules. Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into USD at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency, and any obligation to deliver any non-cash property shall be converted into an obligation to deliver cash in an amount equal to the value of such property as of the Early Termination Date, as determined by Y; provided that in the case of a set-off of any obligation to release or deliver assets against any right to receive fungible assets, such obligation and right shall be set off in kind. If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this provision shall be effective to create a charge or other security interest. This provision shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

No Collateral:	Notwithstanding any provision of the Agreement, or any other agreement between the parties, to the contrary, the obligations of Party B hereunder are not secured by any collateral.

Rule 10b-18:	During the Trading Period and the Net Share Settlement Period and with respect to any purchases executed as a result of an occurrence of an Additional Termination Event, Party A agrees to make all purchases of Shares in a manner that would comply with the limitations set forth in clauses (b)(1), (b)(2), (b)(4) and (c) of Rule10b-18 under the Securities Exchange Act of 1934 (“Rule 10b-18”) and in clause (b)(3) solely with respect to the Transaction and not any trades executed by Party A that are not related to the Transaction, as if such rule was applicable to such purchases.

Party B shall, at least one day prior to the first day of the Trading Period, notify Party A in writing of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception set forth in clause (b)(4) of Rule 10b-18 by Party B or any of its affiliates during each of the four calendar weeks preceding such day and during the calendar week in which such day occurs (“Rule 10b-18 purchase” and “blocks” each as defined in Rule 10b-18).

Rule 10b5-1:	It is the intent of the parties that the Transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act (“Rule 10b5-1”), and the parties agree that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c), and Party B shall take no action that results in the Transaction not so complying with such requirements. Without limiting the generality of the preceding sentence, Party B acknowledges and agrees that (A) Party B does not have, and shall not attempt to exercise, any influence over how, when or whether Party A effects any purchases in connection with the Transaction, (B) during the Trading Period and the Net Share Settlement Period, if any, neither Party B nor its officers or employees shall, directly or indirectly, communicate any information regarding Party B or the Shares to any employee of Party A or its affiliates who is directly involved with the execution of the Transaction and is listed in Schedule A hereto, as such list may be amended from time to time by Party A upon notice to Party B, (C) Party B is entering into the Transaction in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 and (D) Party B will not alter or deviate from this Confirmation or enter into or alter a corresponding hedging transaction with respect to the Shares. Party B also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 and no such amendment, modification, waiver or termination shall be made at any time at which Party B or any officer or director of Party B is aware of any material non-public information regarding Party B or the Shares.

Certain Payments and Deliveries:	Notwithstanding anything to the contrary herein, or in the Equity Definitions, if at any time (i) an Early Termination Date occurs and Party B or Party A would be required to make a payment pursuant to Sections 6(d) and 6(e) of the Agreement, (ii) a Tender Offer occurs and Party B or Party A would be required to make a payment pursuant to Sections 12.3 and 12.7 of the Equity Definitions, (iii) a Merger Event occurs and Party B or Party A would be required to make a payment pursuant to Sections 12.2 and 12.7 of the Equity Definitions, (iv) a Nationalization, Insolvency or Delisting occurs and Party B or Party A would be required to make a payment pursuant to Section 12.6 of the Equity Definitions or (v) an Additional Disruption Event occurs and Party B or Party A would be required to make a payment pursuant to Sections 12.8 and 12.9 of the Equity Definitions, then in lieu of such payment, Party B shall have the right to deliver to

Party A, or Party B shall have the right to require Party A to deliver to Party B, as the case may be at the time such payment would have been due and in the manner provided under “Physical Settlement” in the Equity Definitions, a number of Shares (or, in the case of a Merger Event, common equity securities of the surviving entity or other consideration received by holders of Shares pursuant to such Merger Event) equal to the quotient obtained by dividing (A) the amount that would have been so payable by (B) the fair market value per Share (or per unit of such common equity securities and/or such other consideration) of the Shares (or such common equity securities and/or other consideration) so delivered at the time of such delivery, as determined by the Calculation Agent in a commercially reasonable manner.

Payments on Early Termination:	Party A and Party B agree that for the Transaction, for the purposes of Section 6(e) of the Agreement, Loss and the Second Method will apply.

Transfer:	Notwithstanding Section 7 of the Agreement, Party A may assign its rights and obligations under the Transaction, in whole and not in part, to any Affiliate of Lehman Brothers Holdings Inc. (“Holdings”) effective upon delivery to Party B of the full unconditional guarantee by Holdings, in favor of Party B, of the obligations of such Affiliate.

Governing Law:	The laws of the State of New York, without reference to choice of law doctrine.

Termination Currency:	USD

Waiver of Trial By Jury:	Insofar as is permitted by law, each party irrevocably waives any and all rights to trial by jury in any legal proceeding in connection with the Transaction, and acknowledges that this waiver is a material inducement to the other party’s entering into the Transaction hereunder.

Calculation Agent:	Lehman Brothers Inc.

THE SECURITIES REPRESENTED BY THE CONFIRMATION HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 OR ANY OTHER UNITED STATES FEDERAL OR STATE SECURITIES LAWS; SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF APPROPRIATE REGISTRATION UNDER SUCH SECURITIES LAWS OR EXCEPT IN A TRANSACTION EXEMPT FROM OR NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF SUCH SECURITIES LAWS.
Please confirm your agreement with the foregoing by executing this Confirmation and returning such Confirmation, in its entirety, to us at facsimile number 646-885-9546 (United States of America), Attention: Documentation.

Yours sincerely,		Accepted and agreed to:

Lehman Brothers Finance S.A.		Campbell Soup Company

By:	/s/ Markus Bormann	By:	/s/ William J. O’Shea
Name:	Markus Bormann	Name:	William J. O’Shea
Title:	Director	Title:	V.P. — Treasurer

By:	/s/ Anatoly Kozlov
Name:	Anatoly Kozlov
Title:	Authorized Signatory
Execution time will be furnished upon Counterparty’s written request.

SCHEDULE A
1.	Dmitry Noraev

2.	Omar Gzouli

3.	Arturo Ortiz de Zevallos

4.	Matthew Murphy